Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Rich Halberg
(847) 402-5600

Joseph P. Lacher, Jr. to Lead Allstate’s Property and Casualty Business

Northbrook, Ill., (November 16, 2009) — The Allstate Corporation (NYSE:ALL) today announced that Joseph P. Lacher, Jr., 40, has been named president of Allstate Protection.  In this role, Lacher will lead all of Allstate’s property and casualty offerings serving over 17 million American households. He will serve as a member of the senior management team and report to Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. Lacher will join Allstate effective November 30, 2009.

“In today’s very competitive environment, success comes down to leadership and high performance. Our goal is to have the strongest possible leadership team with the optimal mix of talent, expertise and experience,” said Wilson.  “In Joe we are adding a recognized leader with an outstanding track record of success. We look forward to having him on our team as we reinvent to build a foundation for sustainable growth.”

From 2002 to 2009 Lacher served as the chief executive officer of Personal Insurance and executive vice president at Travelers.  In 2006 he also assumed responsibility for small commercial insurance as the executive vice president of Personal Insurance and Select Accounts.  These businesses represent approximately 45 percent of Travelers’ premiums.  During his tenure at Travelers, which began in 1991, Lacher held a variety of leadership positions, including senior vice president of Pricing, Product and Underwriting for Personal Lines, senior vice president of Strategic Distribution for Personal Lines and chief financial officer of Select Accounts.

“Having competed against Allstate for my entire career, I know just how phenomenal the Allstate brand, distribution network and organization really are,” said Lacher. “It is a first class organization with a first class leadership team and a commitment to be even better. I am excited about this opportunity.”

“Joe’s deep industry experience and track record of success will allow him to make an immediate contribution to driving progress,” Wilson concluded.

Lacher succeeds George Ruebenson who is retiring after nearly 40 years of service to Allstate.  Ruebenson remains at Allstate through December 31, 2009 and will work closely with Lacher to ensure a smooth and effective transition.

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The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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